As a result of the pandemic, insurer finds ways to help customers, employees, agents and communities through its comprehensive “Apron Relief Program”
MAYFIELD VILLAGE, OH, April 8, 2020 (NYSE: PGR) - Over the last few weeks, the entire country has faced hardship due to COVID-19. Progressive Insurance remains committed to assisting customers and today announced it is providing approximately $1 billion to them as a result of fewer claims that come with less frequent driving.
“We understand how difficult and uncertain people’s lives are right now. While auto insurance might not be the most pressing topic on everyone’s mind, we know that finances could be. For our customers who have trusted us to be there in their times of need, we’re fulfilling that promise. We want them to know how much we care,” said Progressive President and CEO Tricia Griffith. “Always guided by our core values, doing the right thing is vitally important to us. We know that by sticking together and taking care of one another during these difficult times, we’ll come through this stronger. We want our current customers to remain our future customers.”
Subject to approval by state regulators, Progressive personal auto customers who have a policy in force as of April 30th will be credited 20% of their April premiums in May and personal auto customers with a policy in force as of May 31st will be credited 20% of their May premiums in June.  We estimate that the sum of these two credits will total approximately $1 billion.  Customers will not need to take any actions to receive the benefits. The credits will be applied automatically to the customers’ policy and those customers who have paid in full will receive a refund of the credited amounts.
In addition to providing these funds, Progressive has worked to assist customers, employees, agents and communities in meaningful ways since the COVID-19 outbreak. Through its “Apron Relief Program,” a nod to the company’s iconic brand apron representing progress and protection, the company’s comprehensive efforts have included helping in these four areas:
For customers:

•	Suspending cancellations and non-renewals on personal and commercial lines policies for non-payment through May 15th

•	Providing commercial lines customers with a business owner or general liability policy underwritten by Progressive a 20% credit on April and May monthly premiums

•
Providing a full-service claims experience for first responders and health care workers who experience a car accident by providing enhanced roadside service (including transportation to work or home from the accident if needed), expedited tow service and vehicle repairs, pick up and delivery of the repaired vehicle, all while deferring deductibles and providing a rental vehicle if needed

•	Expanding coverage for personal auto customers temporarily delivering food or medicine and allowing commercial customers additional coverage options for delivery

•	Extending payment leniency, waiving late fees and pausing collections

•	Deferring deductibles to help customers who cannot pay out of pocket to get their car repaired

•	Providing delivered meals for its for-hire trucking customers, first responders and health care providers
For employees:

•	Providing work from home capabilities for the vast majority of employees

•	Providing financial support including advances on its annual bonus program, vacation days and paid leave for those who are unable or uncomfortable continuing to work

•	Easing the burden of health care costs by covering co-pays for telemedicine visits and covering costs of COVID-19 medical treatments
For communities:

•
Helping in the towns where its employees, agents and customers live by funding a donation of $8 million by the Progressive Foundation to charities focused on hunger, health and homelessness, including Feeding America, the American Red Cross and the National Alliance to End Homelessness

For agents:

•	Partnering with agent associations to provide direct relief through grants to help agents address the new challenges presented by the virus

•	Enhancing programs for Platinum and Priority agents to provide more opportunities to earn in this changing market

•	Offering producers in its partner programs unlimited access to continuing education courses and increasing opportunities for all producers to earn through its Agent Rewards program

•	Continuing to support agents with 24x7 servicing for their customers and virtual visits from its sales team
“We’re grateful to be in a position to give back,” said Griffith. “We will continue to do what we can to help based on the current data available to us and will continue to monitor how this unprecedented situation plays out.”
For more information please visit: www.progressive.com.
About Progressive
The Progressive Group of Insurance Companies makes it easy to understand, buy and use auto insurance. Progressive offers choices so consumers can reach us whenever, wherever and however it's most convenient - online at progressive.com, by phone at 1-800-PROGRESSIVE, on a mobile device or in-person with a local agent.
Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes. Home insurance is underwritten by select carriers, including our subsidiaries, American Strategic Insurance Corp. and its affiliates (ASI).

Progressive is the third largest auto insurer in the country; a leading seller of motorcycle and commercial auto insurance; and through ASI, one of the top 15 homeowners insurance carriers.
Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot®, and HomeQuote Explorer®.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE:PGR.